EXHIBIT 99

FOR IMMEDIATE RELEASE                                                                 Contact: Paul Knopick

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ITRONICS ANNOUNCES THAT GOLD'n GRO LIQUID FERTILIZER SALES MORE THAN DOUBLED IN FIRST QUARTER WITH 127 PERCENT INCREASE

RENO, Nevada, April 7, 2004 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that bulk GOLD'n GRO liquid fertilizer sales by its subsidiary, Itronics Metallurgical, Inc., increased 127 percent compared to last year’s first quarter, meaning the sales more than doubled in this year’s first three months compared to last year.

"Mild weather in the western U.S. in the first quarter and demand for our new GOLD'n GRO products that have significant benefits for the grower combined to produce the large increase in sales," said Dr. John W. Whitney, Itronics President. "March was the best single GOLD'n GRO sales month we have had since we introduced these products to the market."

"An increase in the number of bulk liquid GOLD'n GRO products being sold, and an increase in the number of distributor stores selling GOLD'n GRO, is driving the sales expansion," Dr. Whitney said. "The GOLD'n GRO bulk liquid fertilizer sales growth that is now underway is expected to continue during the rest of 2004 and beyond."

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, animal repellent fertilizer products under the trademark GOLD'n GRO GUARDIAN, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers, which can be used for lawns and houseplants, and the popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itronics.com .

Headquartered in Reno, Nevada, Itronics Inc. is one of Nevada's leading process technology companies and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)